SEPARATION AGREEMENT

This Agreement and General Release (the "Agreement") is made and entered into this 29 day of June, 2011, by and between Digitiliti. Inc., a Delaware corporation, with its principal office at 266 East Seventh Street, St. Paul, MN 55101 ("Company") and Ehssan Taghizadeh ("Employee") collectively referred to as the "Parties".

RECITALS

WHEREAS, Employee was employed by Company as President and Chief Executive Officer pursuant to that agreement dated September 30,2010 ("Employment Agreement"); and

WHEREAS, Employee's employment relationship with Company has terminated; and

WHEREAS, under the terms of the Employment Agreement and in recognition that Company and Employee desire to compromise and settle any and all claims Employee may have or claims to have against Company, Company will make a payment of money in consideration of the execution of a release on the terms and conditions provided herein; and,

WHEREAS, Employee desires receiving such payments and therefore agrees the receipt of such consideration represents the full and complete satisfaction under the Employment Agreement including the satisfaction of any and all claims or liabilities Employee may have or claim to have.

NOW, THEREFORE, in consideration of the foregoing, and for other consideration described below, the receipt and sufficiency of which is hereby acknowledged, it is agreed as follows:

1.Effective Termination Date. Employee's employment with Company has terminated June __, 2011 and, as of that date, Employee is no longer authorized to act on Company's behalf in the capacity of an officer or employee of Company, and, accordingly, Employee may act only in a manner consistent with the terms herein.

2.	Compensation for Past Services/Expenses. Company agrees to pay Employee compensation for the following:

(i)regular hours worked through the termination date;
(ii)accrued, unused Vacation in the amount of $7,115.38.

In addition, during the five (5) business days following the termination date, Employee may present receipts in accordance with Company's expense reimbursement policy for any expenses Employee has incurred prior to June 30, 2011.

3.Non-disparagement. Parties agree not to disparage or defame the other Party or any of Company's officers. agents, directors, representatives and employees in any respect or make any comments concerning the employment relationship, except as agreed herein. Moreover, unless agreed to by both Parties, Parties agree not to make any further statements concerning Employee's relationship with Company either in the employment or personal context with exception of necessary public filings with the SEC.

4.Reaffirmation of Covenant Not to Comoete. Employee hereby reaffirms his promises of confidentiality, non-competition and non-soliCitation contained in Sections 3.4. and 3.5 of the Employment Agreement.

5.Payments. Company hereby agrees to pay Employee cash and non-cash payments as follows and as set out on Exhibit B - Total Payments and Payment Terms:

a)	Total cash payments as set forth on Exhibit B as due under the Employment Agreement for severance payments, earned and unused vacation as well as reimbursable expenses;

b)
Common stock of Company in the amount of 597,129 shares as agreed to by both parties for five months of Employee's unpaid net salary, aU applicable federal and state taxes have already been paid in full by Company; and,

c)
Five-year stock warrants in the amount of 200,000 and valued at $.06 per share as consideration for entering into this Agreement, including but not limited to the release of all daims in Section 6 and covenant not to sue in Section 7.

Any cash payments under this section shall be subject to all applicable deductions for federal and state income tax withholding and employment taxes.

Payments shall continue to be subject to the surviving sections of the Employment Agreement per section 9, below.

Except for sales of the Company's securities under that Junior Secured Convertible Promissory Note and Warrant Purchase Agreement made as of June _, 2011 ("Purchase Agreement"), in the event of a third party investment into Company of a minimum of ten percent (10%) of Company's value, or the equivalent shares of stock, which value will be as used in the transaction and agreed to by Company and the third party, the payments set out in this Agreement will be accelerated and paid out to Employee in a lump sum on the date of closing of the investment transaction and/or receipt of monies due and owing

Digitiliti Confidential - Separation Agreement

Company into Company's designated account or control.

6.    Release and Discharge of All Claims. In consideration of the payment to be made under Section 5, Employee hereby agrees and does hereby permanently and irrevocably remise, release and forever discharge Company and its respective directors, officers, advisory board members, consultants, agents, representatives, employees, shareholders, attorneys and assigns (hereinafter collectively referred to as the "Released Parties"). all of whom are third party beneficiaries hereof, from all manner of actions and causes of action, suits, debts, claims and demands whatsoever, in law or in equity, known or unknown, which Employee may have or may claim to have from the beginning of time up to and including the effective date of termination against any of the Released Parties, arising out of Employee's employment with Company or termination therefrom, or in any other manner concerning any relationship Employee may have had with all or any of the Released Parties. Without limiting the foregoing, Employee expressly agrees to refrain forever from instituting any action or making any demand or claim of any kind for any compensation, bonus, wages, unpaid commiSSions, vacation, other payments or rights; discrimination, harassment, or retaliation; or any alleged violation of the Minnesota Human Rights Act; Title VII of the Civil Rights Act of 1964, as amended, 42, U.S.C. § 2000e et seq., any other federal, state, or local civil rights laws; the AGE DISCRIMINATION IN EMPLOYMENT ACT, 29 U.S.C. § 621 et seq., the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Americans with Disabilities Act Amendments Act; the Family and Medical Leave Act. 29 U.S.C. § 2601 e/ seq.; Section 4980B of Internal
Revenue Code of 1986 (COBRA); the Fair Labor Standards Act; the Worker Adjustment and Retraining Notification Act; the Minnesota Whistleblower Act; claims for alleged breach of fiduciary duty under Section 409 of the Employee Retirement Income Security Act alleging the impairment in value of Employee's accounts, if any; claims for breach of contract, fraud, or misrepresentation; defamation; intentional or negligent infliction of emotional distress; breach of covenant of good faith and fair dealing; promissory estoppel; negligence; wrongful separation of employment; and any other claims for wrongful employment practices.

Nothing contained herein shall be construed to prohibit Employee from filing a charge with the Equal Employment Opportunity Commission ("EEOC") or any state or local agency, but Employee's release contained in this Section 6 includes a release of Employee's right to file a court action or seek individual remedies of damage in any EEOC-filed court action or any other proceeding, including, but not limited to, any administrative proceeding. Employee's release of these rights shall apply with full force and effect to any proceedings arising from or relating to any administrative charge.

7.     Covenant Not To Sue. Employee agrees and covenants that neither Employee nor anyone claiming on behalf of or through Employee will claim, charge, sue or cause to permit any third party to claim, charge or sue any of the Released Parties for any claims released in this Agreement.

8.     Entire Agreement. This Agreement contains the entire agreement between the Employee and the Company and supersedes and cancels any and all other prior agreements, whether oral or in writing, between the Company and Employee with respect to the matters referred to herein. Notwithstanding any language in this Agreement to the contrary, Sections 3.4., 3.5., 3.6., and 3.7. of the Employment Agreement are not cancelled, terminated, or superseded in any respect.

9.     General Cooperation. For the duration of any payments hereunder or, in any event, for no more than three months from the Effective Date of this Agreement, Employee agrees to be available to answer questions and attend meetings by telephone or in person as reasonably requested by Company and as agreed to by Employee as it relates to Company's business as well as Employee's former duties and responsibilities. Company will not unreasonably request assistance and Employee will not unreasonably deny providing such assistance to Company. Company acknowledges Employee may initiate meeting requests as well. Both Company and Employee agree to use good faith and best efforts in requesting and responding to meeting requests as well as accommodating the other. If Employee engages in other business activities, including full time employment, both Parties will cooperate to schedule meetings in a manner that least interferes with the performance of either Party's business activities. Accordingly, the requesting Party shall provide the other Party no less than twenty-four (24) hours notice of a meeting. In the event the meeting requested is in person and the other Party is unavailable to meet in person, the non-requesting Party will either be available by telephone or offer at least two dates within the following five (5) business days when it will be available.

10.    Indemnification. Company acknowledges it has maintained Directors and Officers Insurance (D&O) Coverage throughout the period of employment of Employee. Furthermore, pursuant to its corporate bylaws, Article VIII - Indemnification of Directors and Officers, Company agrees to indemnify Employee, to the maximum extent permitted by law, against any and all liabilities, costs, expenses, amounts paid in settlement and damages incurred by Employee as a result of any lawsuit, judicial, administrative or investigative proceeding (Criminal or civil, including an action by or in the right of the Company) in which
Employee at any time is sued or made a party, or is threatened to be made a party, as a result of Employee's service as an officer or member of the Board of Directors of the Company (or Employee's providing services at the request of the Company as a director, Officer, agent or employee of another corporation or other entity).

11.    Miscellaneous. Employee represents that in executing this Agreement Employee is not relying and has not relied on any representations or statements not set forth in this Agreement. Employee acknowledges that he/she has been advised and has been given the opportunity to seek legal advice concerning this Agreement prior to entering into this Agreement This Agreement, together with the attached Exhibits. incorporated herein by reference, constitutes the entire agreement and understanding of the Parties and supersedes all prior agreements and understandings and shall be construed as a waiver of all prior understandings,

Digitiliti Confidential - Separation Agreement

claims and agreements relating to the subject matter of this Agreement.

12.    Liquidation of Claim Accounts. Company's maximum liability under this Agreement shall be the total amount payable to Employee under Section 5 and Employee releases, discharges and waives any and all claims, known and unknown, against the Released Parties. whether legal. equitable, or otherwise that Employee may now have or may have in the future.

13.    Severability. If, for any reason, a court of    competent jurisdiction finds any provision of this Agreement, or any portion thereof, to be unenforceable that provision will be severed or adjusted as held by the court and otherwise enforced to the maximum extent permissible so as to effect the intent of the Parties, and the remainder of this Agreement will continue in full force and effect.

14.    Rescission.
(i) To the extent that Employee waives and releases all claims Employee may have against the Released Parties under Minnesota Human Rights Act, Minn. Stat §363.01 ~. or other local law, Employee may rescind this waiver and release of such claims within fifteen (15) calendar days of signing this Agreement. Employee further acknowledges and agrees that Employee has been informed of the right to rescind this Agreemem to reinstate potential claims under the Age Discrimination in Employment Act, 29 U.S.C. §621, et. seq. within seven (7) calendar days of signing this Agreement

(ii) To be effective, Employee's rescission must be in writing and delivered to Digitiliti, Inc., 266 East Seventh Street, st. Paul, MN 55101, either by hand or by mail within the respective 15-day or 7-day period. If sent by mail, the rescission must be: a)
postmarked within the respective 15-day or 7 -day period; b) properly addressed to Company Human Resources department; and c) sent by certified mail, return receipt requested.

15.    Cancellation By Company. If Employee exercises Employee's right of rescission under Section 13 of this Agreement, the Company will have the right, exercisable by written notice delivered to Employee, to terminate this Agreement in its entirety, in which event Company will have no obligation whatsoever to Employee hereunder, except as otherwise provided in this Agreement, and all obligations to Employee will be as provided under the original terms of the Employment Agreement, which shall then be controlling and enforceable. If Employee exercises Employee's right of rescission and the Company does not exercise its right to terminate this Agreement hereunder, the remaining proVisions of this Agreement shall remain valid and continue in full force and effect.

16.    Performance By Parties. Nothing contained herein shall operate as a waiver or an election of remedies by a Party should the other Party fail to perform any duty or obligation imposed upon it hereunder. Notwithstanding anything contained herein to the contrary, this Agreement and the duties and obligations of the Parties hereunder shall continue in full force and effect irrespective of any violation of any term or provision of this Agreement by the Parties. In the event that a Party violates any term or provision of this Agreement, then the violating Party shall pay any of the non-viOlating Party's reasonable attorneys' fees related to such violation.

17.    Consideration Period. Employee has twentyone (21) calendar days from the date of this Agreement to consider whether or not to sign it; the Agreement may be Signed anytime during the 21 day period. If, within the 21-day period, Employee fails to sign this Agreement, this entire Agreement is null and void. If Employee executes this Agreement prior to the expiration of the 21-day period, Employee acknowledges that Company notified him of his right to consider Company's offer of settlement for a period of 21 days and that he voluntarily waived his right to do so.

18.    Governing Law and Venue. The Parties agree that this Agreement will be exclusively governed, interpreted and construed in accordance with the laws of the State of Minnesota and applicable federal law. The location for the resolution of a/l disputes shall be exclusively in Hennepin County, Minnesota and Parties waive any right to contest this venue location or the claim that this venue location is an inconvenient forum for the resolution of disputes.

UNDERSTOOD AND AGREED:

EHSSAN TAGHIZADEH •

Signature

Date

Digitiliti Confidential - Separation Agreement

DIGITILITI, INC.

Bill McDonald, CFO

Date

EXHIBIT A - EM.J'LOYMENT AGREEMENT

EXHIBIT B - TOTAL PAYMENTS AND PAYMENT TERMS

Based on the original annual compensation rate of $185,000
CASH PAYMENTS
Cash Severance, 50% of base salary	$92,500.00
First HaIf 2011 Bonus as of June 30	$10,000.00
Fourth Quarter 2010 Bonus	$20,000.00
Vacation	$7,115.38
Expenses	$13,000.00
Sub-Total	$130,815.38

GOOD FAITH DISCOUNr $13.115.38
TOTAL CASH PAYMENTOUE $111,500.00
PAYMENT TERMS - CASH PAYMENT
cash due at Closing of First Tranche $70,500.00
Cash due at Closing of Second Tranche $47,000.00*"
NON-CASH PAYMENTS
Common Stock 597.129 shares"·
five-wa! Stock Warrnnts 200 000 shares at $.06lshare .... ••
TOTAl STOCK 797.129 shares
The Good Faith Discount is a reduction in cash that was offered by Employee to benefit the Company.
.... Empfoyee has the right to either (t) use this amount 10 purchase Notes and Warrants sold under the
Purchase Agreement on the same terms as under the Purchase Agreement or (2) receive this amount in cash. However, if this amount is used 10 purchase Notes and Warrants, the amount shall not be counted towards reaching either the Minimum or Maximum amounts under the Second Tranche.
.... During the period of February 1 to June 30, 20t 1, Employee suspended cash payment of his net base salary to benefit Ute cash position of Company. The receipt of stock for salary due and owing was agreed upon by both parties and represents a net cash equivalent equal to Employee's monthly salary less applicable taxes that have already been paid in full by the Company.
_ ... This special grant of stock warrants was agreed to by both parties and SeJVeS as consideration in 6eu of cash for the surrendering of rights as set out under this Separation Agreement..
M9SI61v5

Digitiliti Confidential - Separation Agreement